                                                                    Exhibit 99.1

                     BEFORE THE PUBLIC UTILITIES COMMISSION
                           OF THE STATE OF CALIFORNIA

Application of San Diego Gas & Electric Company
(U 902-E) for Authority to Implement an Electric       Application No. 01-01-___
Rate Surcharge to Manage the Balance in the Energy
Rate Ceiling Revenue Shortfall Account
---------------------------------------------------






                                APPLICATION OF
                       SAN DIEGO GAS & ELECTRIC COMPANY

         Joseph M. Malkin                                             David B. Follett
         Barbara A. Caulfield                                         Jeffrey M. Parrott
         Erich F. Lichtblau                                           Keith W. Melville
         Orrick, Herrington & Sutcliffe LLP                           101 Ash Street
         Old Federal Reserve Bank Building                            San Diego, California 92101-3017
         400 Sansome Street                                           Telephone:  (619) 699-5063
         San Francisco, California 94111                              Facsimile:   (619) 699-5027
         Telephone:  (415) 773-5505                                   E-mail: jparrott@sempra.com
                                                                              -------------------
         Facsimile:   (415) 773-5759
         E-mail:  jmalkin@orrick.com
                  ------------------

                Attorneys for San Diego Gas & Electric Company

January 24, 2001

                     BEFORE THE PUBLIC UTILITIES COMMISSION

                           OF THE STATE OF CALIFORNIA

Application of San Diego Gas & Electric Company
(U 902-E) for Authority to Implement an Electric       Application No. 01-01-___
Rate Surcharge to Manage the Balance in the Energy
Rate Ceiling Revenue Shortfall Account



                                APPLICATION OF
                       SAN DIEGO GAS & ELECTRIC COMPANY

     Due to the extraordinarily high wholesale energy prices that have persisted into winter, the ceiling on San Diego Gas & Electric Company's (SDG&E) electric rate component/1/ is leading to a much greater undercollection than anyone expected. The rapid growth of the undercollection, totaling $447.3 million at the end of 2000 (the undercollection of $307.5 million in the ERCRSA plus the undercollection of $139.8 million in the Purchased Energy Commodity Account
(PECA) applicable to customers subject to the rate ceiling) and projected to be approximately $1.45 billion by the end of the rate ceiling, coupled with the effects of the dire financial problems of Southern California Edison Company ("Edison") and Pacific Gas and Electric Company ("PG&E"), requires this Commission to act with greater expedience than is presently contemplated. The Commission must act immediately to ensure that SDG&E's financial condition


_____________________
/1/ The Commission established the ceiling in D.00-09-040, issued on September 7, 2000, one day after Governor Davis signed Assembly Bill (AB) 265. AB 265 placed a 6.5 cents/kWh ceiling on the electricity rate component for specified SDG&E customer classes, primarily residential, small commercial, and lighting customers, retroactive to June 1, 2000. In D.00-09-040 the Commission implemented AB 265 by capping those classes' electric rate component at 6.5 cents/kWh, and by authorizing SDG&E to establish an account to record the difference between the statutory cap and actual rates. That account is the Energy Rate Ceiling Revenue Shortfall Account (ERCRSA), a sub-account of the Transition Cost Balancing Account (TCBA).

is not affected by the various events in the energy markets that are extraneous to SDG&E and the mounting rate ceiling undercollection./2/ This Commission has an overriding duty to take steps to ensure that SDG&E is able to access the capital markets on a reasonable basis. In this case, the same actions that will ensure SDG&E's continued access to the capital markets will also soften the impact, recognized by AB 265, on customers of paying these deferred costs./3/

         In D.99-05-051, the Commission found that SDG&E had collected its uneconomic transition costs and that SDG&E's rate freeze ended as of June 30, 1999. Thus, AB 265 recognizes SDG&E's legal right to recover its "reasonable and prudent costs of service." (S) 332.1(c)./4/ SDG&E's right to recover its wholesale costs of service derives from two federal law sources: (1) the filed tariff doctrine, under which SDG&E is entitled to recover in retail rates the

_____________________
/2/ Circumstances affecting SDG&E's ability to obtain financing are evolving rapidly in the wake of California's energy crisis and the potential insolvency of PG&E and Edison. For instance, as a result of the current crisis, SDG&E is experiencing resistance from banks and generators alike who, because of the impending insolvency of Edison and PG&E, are increasingly reluctant to extend credit to SDG&E. As discussed later in this Application, some generators have refused to deal at all with SDG&E, except on a cash basis. In other cases, generators, as well as some banks, have imposed additional security requirements on transactions involving SDG&E, including demands for letter of credit and other obligations, which impair SDG&E's ability to borrow on "reasonable terms," or even borrow at all.

/3/ SDG&E is aware that Governor Davis and state legislators are considering various legislative options for mitigating the crisis in the energy markets. The Assembly passed Assembly Bill 1X on January 16, 2001, which is intended to provide the Department of Water Resources with the ability to enter into multi-year contracts to purchase power for a weighted average price of 5.5 cents per kWh for the benefit of the utilities. The Senate, however, is still considering the bill and it may be that the bill will have to be substantially amended to win the two-thirds majority needed to pass as urgency legislation. In addition, there is much skepticism as to whether any suppliers will provide power for a price close to 5.5 cents per kWh. If this price were to become a reality, however, and if SDG&E's cost of electricity could thus be maintained at
5.5 cents per kWh at the same time the electric commodity component on its bill remained static at 6.5 cents per kWh, the surcharge requested in this Application could be modified or made unnecessary. The prospects for such an outcome are highly uncertain; nevertheless, if such a legislative solution occurs SDG&E will modify the relief requested in this Application as appropriate.

/4/ All citations to sections without further identification are to the Public Utilities Code.

FERC-authorized wholesale rates SDG&E must pay to procure energy for its customers,/5/ and (2) the takings clause of the United States Constitution, under which SDG&E is entitled to rates that allow it to recover its costs and earn a reasonable return on its property devoted to utility service./6/

_____________________
/5/ Under the filed tariff doctrine, once FERC has accepted a rate for filing, the rate is binding and preempts any state determination that the FERC-approved rate should be disallowed. The Supreme Court has repeatedly held that states are required to accept the FERC-approved wholesale rates as reasonable operating expenses to be recovered from the utility's ratepayers. Nantahala Power & Light
v. Thornburg, 476 U.S. 953, 970 (1986) ("When FERC sets a rate between a seller of power and a wholesaler-as-buyer, a State may not exercise its undoubted jurisdiction over retail sales to prevent the wholesaler-as-seller from recovering the costs of paying the FERC-approved rate. . . Such a `trapping' of costs is prohibited."). See also, Mississippi Power & Light v. Mississippi ex rel. Moore, 487 U.S. 354, 372 (1988) (once FERC sets a rate, a state regulatory commission may not conclude in setting retail rates that the FERC approved rates are unreasonable).

Although FERC has found that California's broken wholesale market has produced and may continue to produce rates that are "excessive relative to the benchmarks of producer costs or competitive prices," FERC has not yet ordered refunds. 93 FERC (P). 61,294 (December 15, 2000). See also, 93 FERC (P). 61,121 (November 1,
2000), rehearing pending. Unless and until FERC does, SDG&E must pay the wholesale market rates. The filed tariff doctrine does not permit the Legislature or this Commission to force SDG&E - the party in the middle between wholesale generators and retail customers - to make "refunds" that FERC does not order. See, e.g., Montana-Dakota Co. v. Pub. Serv. Co., 341 U.S. 246, 251-252
(1951) (holding that a party "can claim no rate as a legal right that is other than the filed rate, whether fixed or merely accepted by the Commission, and not even a court can authorize commerce in the commodity on other terms").

/6/ See, e.g., Bluefield Waterworks & Improvement Co. v. Public Utilities Commission of West Virginia, 262 U.S. 679, 690 (1923) ("Rates which are not sufficient to yield a reasonable return on the value of the property used at the time it is being used to render the service are unjust, unreasonable and confiscatory, and their enforcement deprives the utility company of its property in violation of the Fourteenth Amendment.").See also Board of Public Utility Com'rs v. New York Telephone Co., 271 U.S. 23, 31 (1926) ("The company is entitled to just compensation and, to have the service, the customers must pay for it. . . . The just compensation safeguarded to the utility by the Fourteenth
Amendment is a reasonable return on the value of the property used at the time that it is being used for the public purpose and rates not sufficient to yield that return are confiscatory."); Duquesne Light Co. v. Baras , 488 U.S. 299, 314
(1989) (citing Bluefield for the proposition that "A public utility is entitled to such rates as will permit it to earn a return . . . equal to that generally being made at the same time and in the same general part of the country on investments in other business undertakings which are attended by corresponding risks and uncertainties."). Under Duquesne, "[t]o be just and reasonable, rates must provide not only for a company's costs, but also for a fair return on investment." Tenoco Oil Co., Inc. v. Dept. of Consumer Affairs, 876 F.2d 1013, 1020 (1st Cir. 1989).Unless the Commission ensures that SDG&E will collect the wholesale energy costs SDG&E has actually and necessarily incurred, SDG&E will have its property taken without just compensation in violation of the Fifth and Fourteen Amendments to the United States Constitution.See, e.g.,Williamson County Regional Planning Commission v. Hamilton Bank of Johnson City, 473 U.S. 172, 195 (1985)("the Fifth Amendment proscribes takings without just compensation").

While recognizing SDG&E's legal right, AB 265 does not spell out how or when SDG&E will be made whole for the energy costs it is incurring on its customers' behalf. That is left to the Commission. For the Commission to allow the undercollection to continue to grow unchecked will jeopardize customer welfare and will send a message to the financial markets that will threaten SDG&E's ability to borrow to finance the purchase of energy for its customers. Inaction by this Commission will render AB 265's repayment promise empty, and will result in an unconstitutional taking and a violation of the filed tariff doctrine.

         This Application, made pursuant to Rules 15 and 23 of the Commission's Rules of Practice and Procedure, asks the Commission to immediately grant SDG&E authority to implement an electric rate surcharge, as well as to make ratemaking changes to manage the undercollection in the ERCRSA./7/ Immediate Commission action on the surcharge is necessary to preserve SDG&E's financial strength and to head off a rapidly-developing crisis. SDG&E's surcharge proposal provides a reasonable method to amortize the growing undercollection with minimal impact on customers. The Commission should immediately authorize the surcharge.

I.   RELIEF REQUESTED

     A.   The Need For Relief

          1.   The Growing Balancing Account Undercollection

     As the Commission is well aware, since the issuance of D.00-09-040 in early September 2000, electricity prices in California have not returned to their pre-June levels. Even though prices moderated slightly in September and October, December PX electricity prices set a new record high


___________________
/7/ On October 24, 2000, SDG&E filed A.00-10-045, seeking to implement AB 265. Although the Commission preliminarily determined that no hearings are required on that application, no action has been taken, and no prehearing conference has been scheduled. The current Application supplements and supercedes A.00-10-045 in certain respects.

record high. Prices in the PX's day-ahead market in December averaged approximately $225 per MWh. The following graph shows the average residential electric commodity price from July 1999 through December 2000:

                 AVERAGE RESIDENTIAL ELECTRIC COMMODITY PRICE
                          JULY 1999 TO DECEMBER 2000

                              GRAPH APPEARS HERE

          Date              Electric Commodity
          ----              ------------------
                                    Price
                                    -----
          07/04/1999                3.669
          07/11/1999                3.863
          07/18/1999                3.861
          07/25/1999                4.095
          08/01/1999                4.213
          08/08/1999                4.316
          08/15/1999                4.187
          08/22/1999                3.913
          08/29/1999                3.740
          09/05/1999                4.290
          09/12/1999                4.143
          09/19/1999                4.216
          09/26/1999                4.339
          10/03/1999                4.415
          10/10/1999                3.966
          10/17/1999                4.304
          10/24/1999                4.713
          10/31/1999                4.999
          11/07/1999                5.223
          11/14/1999                5.073
          11/21/1999                4.855
          11/28/1999                4.321
          12/05/1999                3.936
          12/12/1999                3.633
          12/19/1999                3.535
          12/26/1999                3.502
          01/02/2000                3.459
          01/09/2000                3.494
          01/16/2000                3.541
          01/23/2000                3.497
          01/30/2000                3.440
          02/06/2000                3.508
          02/13/2000                3.541
          02/20/2000                3.502
          02/27/2000                3.476
          03/05/2000                3.466
          03/12/2000                3.357
          03/19/2000                3.284
          03/26/2000                3.254
          04/02/2000                3.238
          04/09/2000                3.251
          04/16/2000                3.340
          04/23/2000                3.325
          04/30/2000                3.245
          05/07/2000                3.795
          05/14/2000                4.068
          05/21/2000                4.203
          05/28/2000                5.164
          06/04/2000                5.989
          06/11/2000                6.174
          06/18/2000                6.538
          06/25/2000                9.200
          07/02/2000               10.763
          07/09/2000               13.483
          07/16/2000               13.412
          07/23/2000               13.697
          07/30/2000               14.189
          08/06/2000               17.628
          08/13/2000               17.615
          08/20/2000               19.324
          08/27/2000               20.816
          09/03/2000               21.402
          09/10/2000               18.010
          09/17/2000               15.249
          09/24/2000               15.601
          10/01/2000               14.524
          10/08/2000               13.000
          10/15/2000               14.104
          10/22/2000               14.227
          10/29/2000               12.930
          11/05/2000               12.968
          11/12/2000               12.252
          11/19/2000               12.463
          11/26/2000               13.571
          12/03/2000               14.305
          12/10/2000               16.287
          12/17/2000               21.337
          12/24/2000               24.895

        In December, SDG&E's 6.5-cents/kWh electricity rate component collected far less than SDG&E's average cost of about 22.5 cents/kWh. SDG&E's December 31, 2000 total undercollection balance was $447.3 million (the undercollection of $307.5 million in the ERCRSA plus the undercollection of $139.8 million in the PECA applicable to customers subject to the rate ceiling). As a result, the undercollection continues to grow rapidly. Based on SDG&E's current price forecast, purchasing policies and typical customer demand, SDG&E forecasts that the accumulated net undercollections will be as follows over the next three years:

                                                Forecast Net Undercollection
                     As Of                              Excluding PECA
                     -----                              --------------
               December 31, 2001                      $1.070 billion

               December 31, 2002                      $1.332 billion

               December 31, 2003/8/                   $1.448 billion/9/

     The current forecast net undercollection at the end of the rate ceiling is about double the projection in late October 2000 when SDG&E filed A.00-10-045 (October 24, 2000). A $1.45 billion undercollection would translate into about an $800 debt for the typical residential customer and an approximate $2,700 debt for the typical small commercial customer./10/ Amortized over two years, these debts would result in an electric rate surcharge of about $31 per month for the average residential customer and $112 per month for the average small commercial customer - increasing their current average total electric bills by more than 40 percent. It is also painfully obvious that the Commission cannot allow the undercollection to grow to these amounts without serious adverse consequences for the financial stability of SDG&E. The capital markets must have the assurance, that only this Commission can give, that the State of California intends to manage this balance prudently. Only with such assurance will SDG&E be able to access the capital markets with high investment grade credit.


________________________
/8/ The December 31, 2003 balance is only relevant if the Commission chooses to exercise its discretion to extend the rate ceiling.(S) 332.1(b).

/9/ It should be noted that these forecasts are based on forward market conditions as of January 11, 2001, and the prices paid in the market since then have been higher, which of course drives the projected shortfall higher.

/10/ The typical small commercial customer is one who consumes 1,500 kWh per month.

     In enacting AB 265, the Legislature declared, "It is the intent of the Legislature to protect against a simple deferral of payment by future customers." AB 265, (S) 1(b). D.00-09-040 implemented AB 265's rate ceiling and started the reasonableness review required by that statute, (S) 332.1(g), but it did not take any steps to "protect against a simple deferral of payment by future customers." Allowing the undercollection to mount unchecked does nothing to protect customers against a huge balloon payment in the future - it amounts to a simple deferral of costs.

          2.   The Threat To SDG&E's Financial Health

     It is implicit in AB 265's enactment of a rate ceiling that SDG&E will finance the difference between actual wholesale energy costs and the ceiling price - either with cash on hand or by borrowing./11/ Accordingly, SDG&E must retain sufficient financial health to be able to borrow money and obtain credit on reasonable terms. However, current events are threatening this ability. SDG&E has experienced the following credit-related energy procurement difficulties in January, 2001: Reliant required a $40 million letter of credit to sell to SDG&E; Arizona Public Service refused to sell to SDG&E unless SDG&E prepaid; TransAlta (Canada) will no longer sell electricity to SDG&E; Public Service of Colorado closed SDG&E's credit line for electricity purchases; Idaho Power Company has refused to sell to SDG&E because of credit concerns; Southern Energy has indicated that they will limit their sales to SDG&E because of credit concerns; PacifiCorp placed SDG&E on credit hold and will not make further sales to SDG&E; Aquila refused to sell electricity to SDG&E on a next-day basis due to credit concerns;

____________________
/11/ SDG&E currently has pending before the Commission an application (A.00-11-
025) to increase its short-term borrowing authority from about $200 million to $800 million, and to include in rates the actual cost of borrowing. Since no one protested this application, on December 27, 2000, SDG&E filed a motion to waive comments on a proposed decision in order to allow the Commission to approve the application at its January 18, 2001 meeting. However, at that meeting the Commission failed to act on the application and consideration of it was extended to a "continuation" meeting of the Commission's agenda, set for Friday, January 26, 2001.

Commonwealth required SDG&E to prepay half the cost of a transaction; and Constellation Power Source, Inc. requested immediate payment of $400,000, or a letter of credit. This has all occurred despite the fact that SDG&E maintains an "A" credit rating. The near-bankruptcy of PG&E and Edison has drastically increased SDG&E's difficulty in dealing with such sellers. Conditions in California have also made lenders reluctant to extend credit to SDG&E given the volatile energy prices and growing balancing accounts. SDG&E has postponed filing this Application until now, anticipating that the State Legislature might take forceful action in its special session to resolve this statewide energy crisis. Unfortunately, the action taken by the Legislature to date indicates that neither it nor the Governor are prepared to take expeditious action on the crisis that will resolve SDG&E's predicament.

     In August and September 2000, the three major credit rating agencies, Standard & Poor's, Moody's Investor Services and Fitch, all issued cautionary statements about the financial outlook for SDG&E because of the rate ceiling and the lack of a plan for amortization of the undercollection. See A.00-10-045, pp. 4-5. Moody's and Fitch both changed their outlook for SDG&E from stable to negative after the passage of AB 265. None of these agencies has upgraded its assessment of SDG&E since.

     As the financial crisis of the other major California electric utilities has deepened, SDG&E has experienced a "spill-over" effect. For example, the bonds of SDG&E's parent, while not doing as poorly as those of Edison and PG&E, are trading at twice the spread of non-California utilities. Sempra Energy's 10-year bonds trade at a 280 to 350 basis point discount to 10-year U.S. Treasuries compared to a 150 basis point differential for non-California A-rated utilities.

     As detailed in the testimony of Charles McMonagle, SDG&E has thus far been able to finance the AB 265 undercollection without borrowing new funds. A portion of SDG&E's bank credit lines come up for renewal in June and July 2001. As the undercollection continues to grow, SDG&E's need to access the financial markets magnifies. If SDG&E is unable to borrow money, it will be unable to finance the growing undercollection. In the current environment, the Commission must act to reassure the financial markets.

     For its part, in light of its growing financial liquidity concerns, SDG&E has begun a cash conservation initiative to take immediate action that could reduce its cash outlays by as much as $100 million over the course of this year. Efforts underway include deferral of customer service enhancement and lower-priority reliability improvement projects, deferral of information system projects, selling of non-essential company property, and instituting a hiring containment plan in which only positions critical to immediate operating reliability and safety (e.g., linemen, electricians, planners and selected engineering positions) will be filled. The focus of this cash conservation effort is to defer projects with the least amount of near term impact to SDG&E's customers, but these measures will have to be reversed in the future if SDG&E is to avoid reductions in the quality of service to customers. These cash conservation actions, however, will be insufficient to offset the growing balancing account undercollection and will allow no more than a short delay in reaching a critical point.

     For SDG&E to maintain its ability to function effectively in the energy markets, to ensure that it will be able to borrow the money necessary to support its energy procurement requirements, both ongoing and still uncollected, and to reassure the financial community that SDG&E will recover the balancing account undercollection in a timely and non-disruptive manner, the Commission must act immediately to manage the undercollection and to establish a plan to amortize the balance. The Commission cannot wait until it concludes the reasonableness review under way in A.00-10-008 in the late Summer or early Fall. Action is required now to reassure the financial community and contractual counterparties that the undercollection will not undercut SDG&E's financial stability. The action needed, no later than March 1, 2001, is the adoption of the surcharge requested by this Application, initially on an interim basis and subject to refund, pending a final implementing decision. As discussed below, AB 265 requires the Commission to review the process it uses to manage the undercollection at least every six months. March 1, 2001 approximates the six-month anniversary of the effective date of AB 265 but is also an implementation date that is necessitated by the rapidly developing nature of the California electricity crisis. Hence, implementing the surcharge on an interim basis effective March 1, 2001 is consistent with the Commission's statutory obligation to initiate the management of the surcharge by that date to ensure against a "simple deferral of payment by future customers." AB 265, Sec. 1(b).

     B. The Commission Should Use Its Ratemaking Authority To Manage The Undercollection.

     Under the retail rate "ceiling" established by AB 265 and D.00-09-040, SDG&E must provide electricity to its retail customers for the lower of the actual electric commodity cost or 6.5 cents per kWh (assuming wholesale electric prices eventually come down below 6.5 cents). AB 265 requires the Commission to establish an accounting procedure "to track and recover reasonable and prudent costs of providing electric energy to retail customers unrecovered through retail bills due to the application of the ceiling provided for in subdivision
(b)."/12/ (S) 332.1(c)


___________________________
/12/ AB 265 provides that the Commission-adopted accounting procedure for the rate ceiling undercollection "shall utilize revenues associated with sales of energy from utility-owned or managed generation assets to offset an undercollection, if undercollection occurs." (S) 332.1(c). In A.00-10-045, SDG&E raised the issue of the interpretation of this section. Before AB 265, the revenues received from the generation entitlements recorded in the TCBA were allocated among all of SDG&E's customers, with the result that about 60 percent of the net revenues are now being used to offset the undercollection in the ERCRSA, assuming that the rate ceiling applies to direct access customers. If 100 percent of the net revenues were used to offset the ERCRSA undercollection, that undercollection would be reduced by approximately $190 million and $204 million by the end of 2002 and 2003, respectively.

(emphasis added). AB 265 further requires the Commission to review the accounting procedure for the undercollection of the balancing account not less frequently than semiannually. Id. AB 265's mandate to establish and review the accounting procedure "to track and recover" the undercollection, however, coupled with the Commission's existing ratemaking authority, allows the Commission to manage the undercollection now.

         The Supreme Court explained the Commission's broad constitutional and statutory powers in Consumers Lobby Against Monopolies v. Public Utilities Commission (1979) 25 Cal. 3d 891, 905 (holding that the Commission "possesses equitable power to award attorney fees"):

         The commission is a state agency of constitutional origin and far-reaching duties, functions and powers. (Cal. Const., art. XII, (S)(S).1-6.) The Constitution confers broad authority on the commission to regulate utilities, including the power to fix rates, establish rules, hold various types of hearings, award reparation, and establish its own procedures. (Id., (S)(S).2, 4-6.) The commission's powers, however, are not restricted to those expressly mentioned in the
         Constitution: "The Legislature has plenary power, unlimited by the other provisions of this constitution but consistent with this article, to confer additional authority and jurisdiction upon the commission . . . ." (Cal. Const., art. XII,(S)(S).5.)

         Pursuant to this grant of power, the Legislature has enacted a number of sections of the Public Utilities Code authorizing Commission action. For example, Section 728 specifically authorizes the Commission to set "sufficient rates" whenever the Commission finds - as it should here - that existing rates are "insufficient."/13/ And, Section 701 conveys even broader powers on the Commission. It provides that: "The commission may supervise and regulate every public utility in the State and may do all things, whether specifically designated in this part


_____________________
/13/ Section 728 provides as follows: "Whenever the commission, after a hearing, finds that the rates or classifications, demanded, observed, charged, or collected by any public utility for or in connection with any service, product, or commodity, or the rules, practices, or contracts affecting such rates or classifications are insufficient, unlawful, unjust, unreasonable, discriminatory, or preferential, the commission shall determine and fix, by order, the just, reasonable, or sufficient rates, classifications, rules, practices, or contracts to be thereafter observed and in force." (Emphasis added.)

or in addition thereto, which are necessary and convenient in the exercise of such power and jurisdiction." The Supreme Court has noted that the Commission's authority under (S) 701 "has been liberally construed." Consumers Lobby Against Monopolies, 25 Cal. 3d at 905.

         The Commission recently reaffirmed that it has "a duty to assure that the utilities are able to procure and deliver power for their customers." D.01-01-018, p. 8. As the Commission concluded in D.01-01-018, the Commission has well-established power to grant interim relief - even in the face of AB 1890's rate freeze. Id. at 8-10. SDG&E's request for an interim electric rate surcharge, effective March 1, 2001 and subject to refund, is consistent with this power. Under SDG&E's proposal, the Commission would not take final action on the surcharge until late September 2001, when the reasonableness review should be complete.

         Only by exercising its broad ratemaking authority can the Commission ensure that SDG&E will have the access to the capital markets necessary to finance the ERCRSA undercollection. At the same time, only by acting can the Commission carry out the Legislature's intent "to protect against a simple deferral of payment by future customers." AB 265, (S) 1(b). If the Commission does not act now to manage the level of the undercollection in the ERCRSA, future customers will be handed a huge bill for 2-1/2 to 3-1/3 years of the difference between wholesale market prices and the AB 265 rate ceiling. This would be a "simple deferral of payment," contrary to the Legislature's intent.

         As detailed in the testimony of Michael Schneider, submitted with this Application, SDG&E's proposal for managing the undercollection has three principal elements, summarized below. 14

               1.   Freeze The Energy Component Of SDG&E's Rates.

         In requiring the Commission to establish a rate "ceiling" of 6.5 cents per kWh, AB 265 did not restrict the Commission's inherent ratemaking authority to implement a rate freeze at the ceiling level. See, e.g., (S)(S) 701, 728. Without a rate freeze, for the duration of the "ceiling,"13 the undercollection will only increase. The revenues available from SDG&E's interest in the San Onofre Nuclear Generating Station (SONGS) and the power contracts that are recorded in the Transition Cost Balancing Account (TCBA) are far from sufficient to prevent the balance of deferred energy costs from growing.

         A rate freeze at the "ceiling" price of 6.5 cents per kWh, on the other hand, allows the undercollection to be reduced in those months when the electric commodity cost (including ancillary services charges) is less than 6.5 cents per kWh, while still providing customers with the cap and rate stability that AB 265 intends. If the Commission were to implement a rate freeze at 6.5 cents per kWh, the undercollection through 2003 would be about $22 million less than otherwise, based on SDG&E's current price forecast. If energy prices decline to the level anticipated when AB 265 was passed, the frozen rate would reduce the undercollection by about $119 million. Adopting this rate freeze is consistent with existing law and with the Legislature's intent "to protect against a simple deferral of payment by future customers." AB 265, (S) 1(b).

_________________
/14/ In addition, the Commission should permit SDG&E's customers to opt out of the rate ceiling. SDG&E has received communications from a number of customers and customer groups indicating a preference to pay "today's rates in today's bills," and not to be forced to incur a future debt.

/15/ AB 265 mandates that the price ceiling remain in effect until December 31, 2002, and gives the Commission the discretion to extend it through December 2003.(S) 332.1(b)

         2.    Authorize A 2.3 cents/kWh Revenue Shortfall Surcharge

         In addition to adopting the rate ceiling as a frozen rate, the Commission should authorize SDG&E to add a 2.3 cents/kWh Revenue Shortfall Surcharge (RSS) to all customers' bills, effective March 1, 2001 on an interim basis, subject to a final decision approving the surcharge. The following table shows that doing so both manages the amount of the undercollection and keeps the surcharge at a relatively modest level.

          AB 265 Undercollection Balances ($ Millions) and Surcharges

                                        ------------------------------------------------------------------
                                         Dec. 2001     Dec. 2002     Dec. 2003     Dec. 2004     Dec. 2005
                                        ------------------------------------------------------------------
Present Rates under AB 265                 1,070         1,332         1,448            747             0
2-Year Surcharge Begins Jan. 2004                                                    $0.061        $0.061
Monthly Bill Impact @ 500 kWh                                                        $30.70        $30.70

Freeze 6.5 cents/kWh Only                  1,070         1,332         1,426            736             0
2-Year Surcharge Begins Jan. 2004                                                    $0.060        $0.060
Monthly Bill Impact @ 500 kWh                                                        $30.20        $30.20

With 2.3 cents/kWh RSS                       855           839           631            326             0
Surcharge Begins March 2001               $0.023        $0.023        $0.023         $0.023        $0.023
Monthly Bill Impact @ 500 kWh             $11.50        $11.50        $11.50         $11.50        $11.50

         As this table shows, under the current 6.5 cent rate ceiling, SDG&E would need a surcharge of 6.1 cents/kWh on all consumption in 2004 and 2005 in order to eliminate the undercollection balance by the end of 2005, increasing average residential customer electric bills by $31.00 per month. Freezing the rate at the current ceiling has almost no effect on the undercollection or the required surcharge under present price forecasts. Adopting the RSS of 2.3 cents per kWh effective March 1, 2001, would allow recovery of the entire undercollection by the end of 2005, increasing the average residential customer's electric bill by $11.50 per month - a surcharge 60 percent less than that required if the Commission does not act until the end of 2003.

         Because the price forecasts are inherently uncertain and because AB 265 mandates that the Commission review the accounting procedure every six months,
(S) 332.1(c), SDG&E pro-
poses to adjust the RSS up or down every six months based on the then-current price forecast, as described in Mr. Schneider's testimony.

               3.   Exempt CARE Customers

         So as not to burden low-income customers, SDG&E proposes exempting customers on the California Alternate Rates for Energy ("CARE") program from the RSS./16/

II.      COMPLIANCE WITH STATUTORY AND REGULATORY REQUIREMENTS

         A.    Statutory Authority And Information About SDG&E (Rule 15)

         This Application is filed pursuant to Sections 332.1, 451, 454, 491, 701, 702, 728 and 729 of the Public Utilities Code, and the Commission's Rules of Practice and Procedure.

         SDG&E is a public utility corporation, incorporated in California, engaged principally in the business of providing electric service in portions of Orange County, and electric and gas service in portions of San Diego County. Its principal place of business is 8306 Century Park Court, San Diego, California 92123.

         All correspondence and communications regarding this Application should be addressed to:

               David B. Follett
               Jeffrey M. Parrott
               Keith W. Melville
               Attorneys for San Diego Gas & Electric Company
               101 Ash Street
               San Diego, California 92101-3017
               Telephone: (619) 699-5063
               Facsimile: (619) 699-5027
               E-mail:  jparrott@sempra.com
                        -------------------



_____________________
/16/ Not exempting customers currently on the CARE program would reduce the RSS to other customers by 0.12 cents/kWh, resulting in a RSS of 2.2 cents/kWh.

And to:
                                    Joseph M. Malkin
                                    Barbara A. Caulfield
                                    Erich F. Lichtblau
                                    Orrick, Herrington & Sutcliffe LLP
                                    Old Federal Reserve Bank Building
                                    400 Sansome Street
                                    San Francisco, California 94111
                                    Telephone: (415) 773-5505
                                    Facsimile: (415) 773-5759
                                    E-mail: jmalkin@orrick.com
                                            ------------------
And to:
                                    Thomas Brill
                                    Director, Regulatory Policy and Analysis
                                    Sempra Energy
                                    101 Ash Street
                                    San Diego, California 92101
                                    Telephone: (619) 696-4265
                                    Facsimile: (619) 696-4266
                                    E-mail: tbrill@sempra.com
                                            -----------------

         B.  Articles of Incorporation (Rule 16)

         A certified copy of SDG&E's Restated Articles of Incorporation as currently in effect was filed with the Commission on December 4, 1997, in connection with Application No. 97-12-012, and is incorporated herein by reference.

         C.  Balance Sheet And Income Statement (Rule 23(a))

         Appendix A to this Application contains copies of SDG&E's balance sheet as of September 30, 2000, and income statement for the nine-month period ending September 30, 2000, the most recent period available.

         D.  Present And Proposed Rates (Rules 23(b) and 23(c))

         A summary of present SDG&E electric rates that are proposed to be increased by this Application are included in Appendix B. The proposed changes to electric rates that SDG&E requests authority to make are contained in the testimony of Michael Schneider, and incorporated herein by reference.

         E.  Description Of SDG&E's Property (Rule 23(d))

         A general description of SDG&E's property and equipment was previously filed with this Commission in connection with SDG&E's Application No. 96-03-053 and is incorporated herein by reference. A statement describing SDG&E's Cost of Property and Depreciation Reserve dated as of September 30, 2000 is found in Appendix C.

         F.  Summary Of Earnings (Rule 23(e) and (f))

         SDG&E's summary of earnings for its electric operations and its total utility operations is included in Appendix D.

         G.  Internal Revenue Code Method (Rule 23(h))

         A copy of SDG&E's statement of Internal Revenue Code method is in Appendix E.

         H.  SDG&E's Most Recent Proxy Statement (Rule 23(i))

         SDG&E's most recent Proxy Statement is in Appendix F.

         I.  Statement Pursuant To Rule 23(l)

         Rule 23(l) requires the application to state whether its request is limited to passing through to customers "only increased costs to the corporation for the services or commodities furnished by it." In this Application, SDG&E seeks authority to implement a Revenue Shortfall Surcharge to manage the level of the undercollection in the ECRCSA, which records the difference between the actual cost of procuring energy on behalf of customers covered by the AB 265 rate ceiling and the amount of the ceiling as established in D.00-09-040. Thus, SDG&E's request is limited to passing energy procurement costs through to its customers.

         J.   Service Of Notice (Rule 24)

         Appendix G contains a list of the cities and counties affected by the rate change resulting from this Application. The State of California is also an SDG&E customer whose rates would be affected by this Application.

         As provided in Rule 24, notice of filing this Application will be: (1) mailed to the appropriate officials of the State and the counties and cities listed in Appendix G; (2) published in a newspaper of general circulation in each county in SDG&E's service territory within which the rate change would be effective; and (3) included with the regular bills mailed to all customers affected by the proposed change.

         K.  Compliance With Rule 6 (S.B. 960)

             1.  Proposed Category For The Proceeding

         SDG&E proposes that this application be categorized as a ratesetting proceeding.

             2.  The Need For Hearings

         The issues raised by this Application are largely legal and policy questions. The need for hearings will depend on the extent to which there are disputes of material fact as to the forecast undercollection resulting from the implementation of AB 265 and/or the adoption of a frozen rate and Revenue Shortfall Surcharge. SDG&E assumes that there will not be hearings or, if there are, that the hearings will be no more than a day or two.

             3.  The Issues To Be Considered

         The issues to be considered are:

         (1) whether the Commission should order that the AB 265 energy component rate ceiling (initially, 6.5 cents per kWh) be a frozen rate level rather than a rate cap;

         (2) whether the Commission should authorize SDG&E to implement an electric rate surcharge to manage the undercollection balance in the Energy Rate Ceiling Revenue Shortfall Account.

             4.  Proposed Schedule

         SDG&E proposes the following expedited schedule:

January 24         Application and supporting testimony filed

February 1         Prehearing conference

February 9         Protests or responses to Application

February 13        Reply to protests

February 22        Commission decision adopting interim Revenue Shortfall
                   Surcharge (RSS) issued

March 1            Interim RSS goes into effect, subject to refund

March 26           ORA and intervenor testimony, if any, served

April 16           SDG&E rebuttal testimony served

April 23-24        Evidentiary hearings, if necessary

May 25             Concurrent opening briefs filed

June 8             Concurrent reply briefs filed

August 20          Proposed decision ("PD") issued

September 20       Commission decision issued

October 1          Final RSS goes into effect

         SDG&E proposes this schedule so that the RSS can go into effect on an interim basis, subject to refund, by March 1, 2001. AB 265 requires review of the undercollection accounting procedure no less frequently than every six months. ss. 332.1(c) ("The accounting procedure shall be reviewed periodically by the commission, but not less frequently than semiannually"). March 1, 2001 is approximately six months after the enactment of AB 265 (September 7, 2000). In addition, SDG&E's bank lines of credit come up for renewal in late June and early July. Having the RSS and amortization plan in effect by then ensures that SDG&E will be properly positioned to continue to finance the growing undercollection.

III.  CONCLUSION

      To protect customers against increased borrowing costs and future rate shock from a huge undercollection and to keep SDG&E from slipping into financial distress, the Commission must act - and act now - to manage the out-of-control increases in the undercollection being caused by the broken wholesale electric market. The Commission should issue an order freezing the energy rate component of SDG&E's electric rates at the AB 265 ceiling level (currently 6.5-cents per kWh) and authorizing SDG&E to implement on March 1, 2001, on an interim basis subject to refund until approved in a final decision, an electric Revenue Shortfall Surcharge to manage the undercollection in the Energy Rate Ceiling Revenue Shortfall Account.

      Dated this 24th day of January, 2001, at San Diego, California.

      Respectfully submitted,

                               SAN DIEGO GAS & ELECTRIC COMPANY



                               By  /s/
                                 -----------------------------------
                                 Debra L. Reed, President
                                 San Diego Gas & Electric Company

Joseph M. Malkin                               David B. Follett
Barbara A. Caulfield                           Jeffrey M. Parrott
Erich F. Lichtblau                             Keith W. Melville
Orrick, Herrington & Sutcliffe LLP             101 Ash Street
Old Federal Reserve Bank Building              San Diego, California 92101-3017
400 Sansome Street                             Telephone: (619) 699-5063
San Francisco, California 94111                Facsimile: (619) 699-5027
Telephone: (415) 773-5505                      E-mail: jparrott@sempra.com
Facsimile: (415) 773-5759                              -------------------
E-mail: jmalkin@orrick.com

By  /s/                                        By  /s/
  ------------------------------                 -------------------------------

                Attorneys for San Diego Gas & Electric Company

January 24, 2001

                                 VERIFICATION

         I, Debra L. Reed, am President of San Diego Gas & Electric Company. I am authorized to make this verification. The content of this document is true to the best of my knowledge and belief.

         I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

         Executed on January 24, 2001, at San Diego, California.

                                              /s/
                                            ---------------------------
                                             Debra L. Reed